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                                                                     EXHIBIT 5.1

Pepper Hamilton LLP
Attorneys at Law
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750

                                                        December 4, 2002

Comcast Corporation
1500 Market Street
Philadelphia, PA 19102-2148

              Re:  Comcast Corporation
                   Registration Statement on Form S-8

Ladies and Gentlemen:

              Reference is made to a Registration Statement on Form S-8 of Comcast Corporation (the "Company") which is being filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

              The Registration Statement covers 66,244,715 shares of Class A Special Common Stock, par value $0.01, of the Company (the "Shares"), which may be issued by the Company pursuant to the Comcast Corporation 2002 Employee Stock Purchase Plan, as amended and restated effective November 18, 2002, the Comcast Corporation 2002 Stock Option Plan, as amended and restated effective November 18, 2002, the Comcast Corporation 1987 Stock Option Plan, as amended and restated effective November 18, 2002, and the Comcast Corporation 2002 Restricted Stock Plan, as amended and restated effective November 18, (collectively, the "Plans").

              We have examined the Registration Statement, including the exhibits thereto, the Company's Articles of Incorporation, as amended, the Company's By-Laws, the Plans and such documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

              Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable. This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied

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upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

              We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

              Our opinion is limited to the Business Corporation Law of the Commonwealth of Pennsylvania, as amended, including the statutory provisions and all applicable provisions of the Constitution of the Commonwealth of Pennsylvania and reported judicial decisions interpreting these laws, and the federal securities laws, each as in effect on the date hereof.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                            Sincerely,

                                            /s/ Pepper Hamilton LLP

                                            PEPPER HAMILTON LLP